Exhibit (c)-(3)

 Project PEAK Project PEAK Presentation to the Special Committee April 26, 2015 PRELIMINARY | SUBJECT TO FURTHER REVIEW AND EVALUATION These materials may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with China Renaissance Securities (Hong Kong) Limited.

 Project PEAK Disclaimer - 1 - This presentation and any other (written or oral) information or documents provided in connection herewith materials have been prepared by China Renaissance Securities (Hong Kong) Limited China Renaissance for use solely by the Special Committee of the Board of Directors of Perfect World Co., Ltd. Perfect World or the Company in connection with an actual or potential mandate or engagement in connection with a potential transaction involving the Company and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with China Renaissance. In addition, these materials may not be, in whole or in part, disclosed, distributed, copied, summarized or otherwise referred to except as agreed to in writing by China Renaissance, and must be held in strict confidence by the Company and its directors, officers and employees. The information used in preparing these materials was obtained from or through the Company or its representatives or from public sources. China Renaissance assumes no responsibility for independent verification of such information and has relied on such information being complete and accurate in all material respects without any such independent verification. To the extent such information includes estimates and forecasts of future financial performance (including estimates of potential cost savings and synergies) prepared by or reviewed or discussed with the management of the Company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). Additionally, China Renaissance has not conducted any independent valuation or appraisal of the assets or liabilities of the Company or any other participant involved in the potential transaction and has not been provided with any such valuation or appraisal. None of China Renaissance, its affiliates or any of their respective directors, officers, employees or agents gives any representation or warranty, express or implied, as to: (i) the achievement or reasonableness of future estimates, management forecasts, targets or performance contained in this materials, if any; or (ii) the accuracy or completeness of any information contained in the materials. Furthermore, and without prejudice to liability for fraud, none of the foregoing persons accepts or will accept any liability, responsibility or obligation (whether in contract, tort or otherwise) in relation to these matters. These materials were designed for use by specific persons familiar with the business and the affairs of the Company and are based on financial, economic, market and other conditions prevailing at the date hereof, and China Renaissance assumes no obligation to update or otherwise revise these materials. China Renaissance is not an expert on, and nothing contained herein should be construed as advice with respect to, tax, accounting, regulatory or legal matters. Furthermore, the materials shall not be construed as a financial opinion or recommendation by China Renaissance to the Company or any security holder as to how to vote or act with respect to the potential transaction. The materials do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend or arrange any financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies. China Renaissance does not provide any tax advice. Any tax statement herein regarding any U.S. federal tax is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties. Any such statement herein was written to support the marketing or promotion of the transaction(s) or matter(s) to which the statement relates. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor. Notwithstanding anything herein to the contrary, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and tax structure of the proposed transaction and all materials of any kind that are provided relating to the tax treatment and tax structure. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the proposed transaction but does not include information relating to the identity of the parties, their affiliates, agents or advisors.

Project PEAK Table of Contents Page I. Executive Summary 3 II. Overview of Perfect World 10 III. Valuation Analysis 18 IV. Appendix 26 - 2 -

Project PEAK I. Executive Summary - 3 -

 Project PEAK - 4 - Summary of Transaction Terms Value(1) The following is a convenience summary of the structure and background of the Transaction (as defined below) and certain terms of the Draft Merger Agreement (as defined below). The summary below is qualified in its entirety by reference to the Draft Merger Agreement. US$20.20 in cash per ADS of Perfect World, each representing five Class B ordinary shares of the Company, or US$4.04 in cash per ordinary share of the Company The Offer Price implies an equity value of US$1,036.2 million and an enterprise value of US$454.5 million for the Company ordinary share of Perfect World issued and outstanding immediately prior to the effective time of the Merger, excluding shares held by (i) Parent, the Company and any of their subsidiaries, (ii) the Rollover Shareholder (as defined below) and (iii) shareholders of the Company who have properly exercised and perfected their appraisal rights, will be converted into the right to receive the Offer Price agreed to contribute the shares of Perfect World it holds to Parent The Draft Merger Agreement provides for a 30-- during which Perfect World has the right to solicit alternative transaction proposals, including by way of public disclosure and by way of providing access to non-public information to any person pursuant to an acceptable confidentiality agreement During the Go-Shop Period, Perfect World has the right to enter into and maintain discussions or negotiations with respect to alternative transaction proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations Offer Price Transaction Structure Sources: The Draft Merger Agreement, which is the most recent available to China Renaissance. Capitalized terms not defined herein have the meanings set forth in the Draft Merger Agreement. (1) Total fully diluted shares calculated based on 29,671,195 Class A ordinary shares (each is convertible into one Class B ordinary share at any time by the holder thereof) and 235,594,745 Class B ordinary shares (five ordinary shares represent one ADS) (both provided by Management as of Dec 31, 2014), and 16,362,965 in-the-money options (both vested and unvested, each represents one ordinary share) outstanding as of Jul 31, 2014 per management sing of the Merger Go-Shop Period

 Project PEAK - 5 - A cash termination fee of US$10,000,000 is payable by Perfect World to Parent under the following conditions: Parent terminates the Merger Agreement because Perfect World materially breaches the Merger Agreement relation to the Merger, (y) a tender or exchange offer that constitutes an acquisition proposal is commenced by a third party and Perfect World does not recommend that the shareholders reject such offer, or (z) Perfect World fails to hold the Perfect World terminates the Merger Agreement to enter into an alternative acquisition agreement with respect to a Superior Proposal Perfect World terminates the Merger Agreement because the Board has changed its recommendation in relation to the Merger If the Merger Agreement is terminated due to occurrence of the End Date or the Company Shareholder Approval is not obtained, and (x) prior to such termination an Outstanding Proposal was publicly disclosed, (y) Parent and Merger Sub The above termination fee is reduced to US$5,000,000 (except for termination due to material breach by Perfect World and where a Tail Fee is payable) if the termination event is in connection with an Acquisition Proposal received on or before the end of the Go-Shop Period A cash termination fee of US$20,000,000 is payable by Parent to Perfect World under the following conditions: Perfect World terminates the Merger Agreement because Parent materially breaches the Merger Agreement Parent and Merger Sub fail to close the transaction within 5 business days following the required closing date even though all closing conditions have been waived or satisfied Termination Fee Source: The Draft Merger Agreement, which is the most recent available to China Renaissance. Capitalized terms not defined herein have the meanings set forth in the Draft Merger Agreement

 Project PEAK - 6 - China Renaissance Mandate As Merger, China Renaissance has been requested by the Special Committee to assist it in: negotiating and evaluating the terms of the Merger Agreement by such holders pursuant to the Merger Agreement assisting and advising the Special Committee with respect to the go-shop process, including identifying and contacting potential financial sponsors and strategic buyers to ascertain their interest in a potential Merger and participating in negotiations in connection therewith

 Project PEAK - 7 - Matters Reviewed by China Renaissance In connection with our Fairness Opinion, China Renaissance has: reviewed the financial terms and conditions of the Draft Merger Agreement reviewed certain publicly available financial and other information relating to the Company and certain other relevant reviewed certain internal financial and operating information with respect to the business, operations, financial condition and prospects of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company condition and prospects of the Company shares of certain publicly traded companies we deemed relevant compared certain operating results of the Company to the operating results of certain publicly traded companies we deemed relevant reviewed research analyst estimates and financial projections in Wall Street analyst reports for the Company and certain compared certain financial terms of the Merger to the financial terms of certain selected transactions we deemed relevant performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate

 Project PEAK Valuation Methodology - 8 - Methodology Commentary Comparable Public Companies Trading Analysis China Renaissance conducted publicly traded companies analysis looking at the current fair market valuation multiples of certain overseas listed pure play Chinese online gaming comparables, including major PC/Web/Mobile gaming companies The primary metrics we focused on were P/E, EV/EBIT, EV/EBITDA Selected Premium Paid Analysis China Renaissance conducted a selected premium paid analysis looking at historical privatization transactions involving U.S.-listed Chinese companies The primary metrics we focused on were offer premium over 1 Day, 1 Week and 1 Month spot share prices - Selected Precedent M&A Transactions Analysis China Renaissance conducted a precedent transactions analysis looking at the acquisition comparables of similar M&A transactions involving Chinese gaming companies The primary metrics we focused on were P/E and EV/EBITDA Discounted Cash Flow (DCF) China Renaissance conducted a DCF valuation based on Management Forecasts

華 興 資 本
China Renaissance

Transaction Overview

Summary of Transaction		
(in US$ million, except per share data)		
Implied Valuation		
Offer Price per ADS		20.20
Fully Diluted ADS Outstanding (million)		53.1
- Basic ADS Outstanding[1] (million)		49.8
- Options Dilution[2] (million)		3.3
Implied Equity Valuation[3]		**1,036.2**
Plus: Debt[4]		72.1
Plus: Non-controlling Interests[4]		5.8
Less: Adj. Cash and Cash Equivalents[4][5]		(659.6)
Implied Enterprise Value		**454.5**
Implied Transaction Multiples	**Metrics**	**Multiple**
2014A EBITDA[4]	90.2	5.0x
2015E EBITDA[6]	109.7	4.1x
2016E EBITDA[6]	135.6	3.4x
2015E Adj. EBITDA[7]	75.4	6.0x
2016E Adj. EBITDA[7]	95.1	4.8x
2014A Non-GAAP Net Income[4]	76.1	13.6x
2015E Non-GAAP Net Income[6]	57.3	18.1x
2016E Non-GAAP Net Income[6]	79.5	13.0x

Implied Premiums to Historical Stock Prices		
(in US$)	**Spot Price**	**Offer Price Pre./(Disc.)**
Offer Price per ADS	20.20	-
Current (Apr 23, 2015)	18.26	10.6%
Unaffected Price (Dec 31, 2014)[8]	15.76	28.2%
Prior to Current		
1-Day Spot Price	18.50	9.2%
1-Week Spot Price	18.65	8.3%
1-Month Spot Price	18.60	8.6%
52-Week High (Aug 4, 2014)	23.23	(13.0%)
52-Week Low (Dec 16, 2014)	14.87	35.8%
Prior to Announcement		
1-Day Spot Price	15.76	28.2%
1-Week Spot Price	15.83	27.6%
1-Month Spot Price	16.27	24.2%
52-Week High (Mar 6, 2014)	25.66	(21.3%)
52-Week Low (Dec 16, 2014)	14.87	35.8%

Source: Capital IQ (as of Apr 23, 2015), Company filings, Management Forecasts, Fx rate RMB/USD = 6.1970 from Capital IQ (as of Apr 23, 2015)

(1) Calculated based upon 29,671,195 Class A ordinary shares (each is convertible into one Class B ordinary share at any time by the holder thereof) and 220,594,745 Class B ordinary shares (five ordinary shares represent one ADS) as of Jul 31, 2014 per Management
(2) Calculated based upon 16,362,965 in-the-money options (both vested and unvested, each represents one ordinary share) outstanding as of Jul 31, 2014 per Management
(3) Adjusted for payment to be made in connection with cancellation of certain options upon closing of the Merger
(4) Historical financials as of Dec 31, 2014 per Management
(5) Including cash and cash equivalents, restricted cash and time deposits, short-term investments, time deposits (non-current assets), restricted time deposit (non-current assets) and equity investments adjusted for withholding tax and non-controlling interests as of Dec 31, 2014 per Management
(6) Management Forecasts
(7) Adjusted to exclude EBIT attributable to non-controlling interests (for details please refer to page 23) based on Management Forecasts. Non-controlling interest is deducted to reach net income so the net income figures remain unadjusted
(8) The Company's closing price on Dec 31, 2014, the last trading day prior to the Company's announcement of its receipt of the Proposal

CONFIDENTIAL: For the Special Committee's Use Only - 9 - Project PEAK

Project PEAK II. Overview of Perfect World - 10 -

 Project PEAK 0.0 4.0 10.00 12.00 14.00 16.00 18.00 20.00 22.00 24.00 26.00 28.00 30.00 1/2/14 2/3/14 3/5/14 4/3/14 5/5/14 6/4/14 7/3/14 8/4/14 9/3/14 10/2/14 10/31/14 12/2/14 1/2/15 Volume Share Price - 11 - Recent Share Price Performance and Analysis Source: Capital IQ (as of Apr 23, 2015) (1) Twelve months prior to the US$/ADS Million Volume Weighted Average Price(1) US$/ADS Nov 25, 2014: Announced 3Q14 results Offer Price: US$20.20/ADS High: US$25.66/ADS Low: US$14.87/ADS May 19, 2014: Announced 1Q14 results Jan 2, 2015: Announced receipt of - p 31, 2014 Aug 18, 2014: Announced 2Q14 results Mar 10, 2014: Announced 4Q13 and full-year result 8% 13% 37% 35% 8% 0% 10% 20% 30% 40% 50% <16.20 [16.20-18.20) [18.20-20.20) [20.20-22.20) 15.67 17.19 18.22 19.62 20.13 10.00 12.00 14.00 16.00 18.00 20.00 22.00 30 Days 60 Days 90 Days 180 Days 360 Days Value-Weighted Average Price Last Twelve Months Share Price Performance(1) Last Twelve Months Traded at Specified Prices(1) Volume Weighted Average Price

China Renaissance 華興資本

Recent Wall Street Research Perspectives

Broker Estimates and Commentary[1]

Broker	Issue Date	Target Price[2]	Rating	Commentary	2015 Forecast Net Income[3] (US$ mm)	2015 Forecast EBITDA (US$ mm)
Citi	Jan 5, 2015	US$21.12	Neutral	• Following the proposed privatization of Giant Interactive and Shanda Games in Nov 2013 and Jan 2014, Perfect World is the third Chinese leading online games company receiving a proposal on privatization • The China client based games market has been facing challenges on homogenous content and increasing demand from gamers since 2009, as well as the popularity of mobile games in recent years. Perfect World decelerated the monetization of its existing games in 2012 before the launch of key title Swordsman Online in 2013	-	-
CICC	Jan 5, 2015	US$24.00	Sell	• This is the third announced privatization transaction of a Chinese PC game company since late 2013, following Giant Interactive and Shanda Games's privatization announcements • These privatization actions were due to low valuation on U.S.-listed online gaming stocks • We suggest investors to sell Perfect World and focusing on other companies with potential major capital activities	103.5	-
Citi	Nov 27, 2014	US$21.12	Neutral	• Total revenue grew 5% QoQ and 17% YoY to RMB974m, 2% and 3% behind our estimates and market consensus due to the softer-than-expected game operations and overseas licensing business. Non-GAAP operating profit reached RMB42m, behind our estimates of RMB120m on softer-than-expected revenue and higher-than-expected operating expenses. Non-GAAP net income reached RMB126m, below our estimates of RMB144m • We maintain our Neutral rating as we believe more time is needed for Perfect World to demonstrate the strengths of its mobile games development given its short game lifecycle and limited operating history	119.8	-

Source: Capital IQ, Thomson Reuters
(1) Selected available broker commentary from six months prior to the Company's announcement of its receipt of the Proposal to current
(2) 12-month target price
(3) Net income before non-controlling interests

CONFIDENTIAL: For the Special Committee's Use Only - 12 - Project PEAK

Recent Wall Street Research Perspectives (Cont'd)

華 興 資 本
CHINA RENAISSANCE

Broker Estimates and Commentary[1]

Broker	Issue Date	Target Price[2]	Rating	Commentary	2015 Forecast Net Income[3] (US$ mm)	2015 Forecast EBITDA (US$ mm)
CICC	Nov 27, 2014	US$24.00	Recommend	• Perfect Word's q/q growth in revenues reached 5%, however this is 2.4% lower than consensus estimates; q/q decline in Non-GAAP profits was 26%, which is 25% lower than consensus estimates. In addition, q/q gross profit margin dropped by 4% • Mobile games contributed 23% of the total revenue in 3Q14, and we expect revenues from mobile game continue to grow in 4Q14 given new titles are scheduled to launch in next quarter. However, PC games shown a declining trend with revenues of Zhuxian, Dota2 and other major PC games declined in 3Q14 • We revise down our revenue projection for 2014 and 2015 by 3.8% and 2.6%, and revise down our Non-GAAP net profit projection for 2014 and 2015 by 15.7% and 12.4% due to Perfect World's declining profit margin and 3Q14 results	-	-
BARCLAYS	Nov 26, 2014	US$20.00	Equal Weight	• Perfect World delivered mixed 3Q14 results, as both the top and bottom line beat our forecasts but missed Bloomberg consensus estimates. The solid q/q growth in revenues was mainly driven by the strong performance from recently launched mobile games, while margins were dragged down by a higher revenue contribution from lower-margin mobile games, the flattish PC game revenues and slightly lower licensing revenue during the quarter and higher S&M expenses • Looking forward, though a richer mobile games pipeline could present upside risks to our revenue estimates, margin pressure is likely to remain due to the revenue mix shift toward mobile and continued spending to promote new mobile games • PWRD noted that margins will continue to be under pressure due to revenue mix changes, higher S&M spending on mobile games and higher R&D costs due to R&D team restructuring	100.0	151.0

Source: Capital IQ, Thomson Reuters
(1) Selected available broker commentary from six months prior to the Company's announcement of its receipt of the Proposal to current
(2) 12-month target price
(3) Net income before non-controlling interests

CONFIDENTIAL: For the Special Committee's Use Only - 13 - Project PEAK

Recent Wall Street Research Perspectives (Cont'd)

華興資本 China Renaissance

Broker Estimates and Commentary[1]

Broker	Issue Date	Target Price[2]	Rating	Commentary	2015 Forecast Net Income[3] (US$ mm)	2015 Forecast EBITDA (US$ mm)
Macquarie	Nov 25, 2014	US$28.00	Outperform	• 3Q14 revenue was in line but non-GAAP net profit (down 11% YoY) missed our and consensus mainly due to higher S&M expenses for mobile game launches • Mobile delivered another strong quarter (23% of revenue) with two recent hit titles. We have high expectations for the upcoming Dawn after Dark and Swordsman Mobile given their hard-core genre and popular IP • Publishing (i.e. licensing and operating third-party mobile games) can complement PWRD's in-house game portfolio. While game publishing is highly competitive, we remain positive on PWRD given its track record with its own titles and investments in the smaller game studios that can secure certain titles at a manageable cost • PWRD said sales of the first batch of Xbox One were softer than expected. In addition to Neverwinter, the co also invested in 2-3 studios to produce console games • We cut our FY15/16E earnings by 8/9% to factor in higher S&M on mobile, and trim TP to US$28 from US$29 based on 11x FY16 PE at the mid-point of the industry trading range given strong mobile but prevailing margin pressure	119.0	-
Credit Suisse	Sep 3, 2014	US$29.00	Outperform	• Perfect World (PWRD) announced on 3 September that it will withdraw from the buying consortium that initiated a buyout proposal for Shanda Games (SDG). Concurrently, PWRD also announced to sell the 30 mn SDG shares it acquired in April 2014 at a 4.6% premium for a total of US$105 mn in cash • We believe investors will welcome PWRD's decision to pull out from the deal. The market was concerned that PWRD may seek to merge with SDG ultimately, sparking concerns about potential share dilution and integration risks • PWRD's operating profit margin could drop 3 pp QoQ in 3Q due to a ramp up (+32% QoQ) in marketing expenses for new titles. But revenue from new games usually lags by 1-2 months and contributes mainly to 4Q and beyond	131.7	146.5

Source: Capital IQ, Thomson Reuters
(1) Selected available broker commentary from six months prior to the Company's announcement of its receipt of the Proposal to current
(2) 12-month target price
(3) Net income before non-controlling interests

CONFIDENTIAL: For the Special Committee's Use Only - 14 - Project PEAK

 Project PEAK Historical and Projected Income Statement - 15 - Source: (1) Historical financial data provided by Management (2) Management Forecasts (3) EBIT in relation to the developer JVs in which the Company owns 51% and developers own 49% (1) (1) (1) (2) (2) (2) (2) (2) (2) (2) (2) (2) (2) (in RMB million) 2012A 2013A 2014A 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E Revenue 2,770.6 3,052.7 3,843.2 5,816.4 7,781.8 10,233.7 12,493.9 14,308.4 14,968.5 15,561.8 16,178.6 16,819.8 17,486.4 % YoY growth 10.2% 25.9% 51.3% 33.8% 31.5% 22.1% 14.5% 4.6% 4.0% 4.0% 4.0% 4.0% COGS 539.9 711.6 1,115.8 2,407.7 3,502.5 4,930.8 6,230.7 7,228.6 7,577.2 7,853.0 8,164.2 8,487.7 8,824.0 Gross Profit 2,230.7 2,341.0 2,727.4 3,408.7 4,279.3 5,302.9 6,263.2 7,079.8 7,391.4 7,708.8 8,014.4 8,332.1 8,662.4 % Gross margin 80.5% 76.7% 71.0% 58.6% 55.0% 51.8% 50.1% 49.5% 49.4% 49.5% 49.5% 49.5% 49.5% Total Operating Expenses 1,623.9 1,925.8 2,328.3 2,949.7 3,690.6 4,596.4 5,468.3 6,238.6 6,511.4 6,791.9 7,059.5 7,337.7 7,627.0 R&D 797.1 886.1 1,072.9 1,242.1 1,496.2 1,801.6 2,109.5 2,402.7 2,512.7 2,632.0 2,735.6 2,843.2 2,955.1 % YoY Growth 11.2% 21.1% 15.8% 20.5% 20.4% 17.1% 13.9% 4.6% 4.7% 3.9% 3.9% 3.9% as % of Revenue 28.8% 29.0% 27.9% 21.4% 19.2% 17.6% 16.9% 16.8% 16.8% 16.9% 16.9% 16.9% 16.9% S&M 520.6 729.7 859.2 1,217.2 1,578.0 2,024.7 2,443.0 2,790.7 2,910.7 3,025.8 3,145.4 3,269.7 3,398.9 % YoY Growth 40.2% 17.8% 41.7% 29.6% 28.3% 20.7% 14.2% 4.3% 4.0% 4.0% 4.0% 4.0% as % of Revenue 18.8% 23.9% 22.4% 20.9% 20.3% 19.8% 19.6% 19.5% 19.4% 19.4% 19.4% 19.4% 19.4% G&A 306.3 310.0 396.1 490.4 616.4 770.0 915.7 1,045.1 1,088.0 1,134.1 1,178.6 1,224.9 1,273.0 % YoY Growth 1.2% 27.8% 23.8% 25.7% 24.9% 18.9% 14.1% 4.1% 4.2% 3.9% 3.9% 3.9% as % of Revenue 11.1% 10.2% 10.3% 8.4% 7.9% 7.5% 7.3% 7.3% 7.3% 7.3% 7.3% 7.3% 7.3% Goodwill Impairment (40.8) (77.3) (58.2) - - - - - - - - - - D&A 181.4 198.2 222.6 220.8 251.6 280.8 324.9 403.2 496.2 590.6 614.0 638.3 663.6 as % of Revenue 6.5% 6.5% 5.8% 3.8% 3.2% 2.7% 2.6% 2.8% 3.3% 3.8% 3.8% 3.8% 3.8% EBITDA 747.3 536.1 563.5 679.8 840.3 987.2 1,119.8 1,244.5 1,376.2 1,507.5 1,568.9 1,632.7 1,699.1 % EBITDA margin 27.0% 17.6% 14.7% 11.7% 10.8% 9.6% 9.0% 8.7% 9.2% 9.7% 9.7% 9.7% 9.7% Operating Profit / (Loss) 565.9 337.9 340.9 459.0 588.7 706.5 794.9 841.2 880.0 916.9 954.9 994.4 1,035.4 % Operating margin 20.4% 11.1% 8.9% 7.9% 7.6% 6.9% 6.4% 5.9% 5.9% 5.9% 5.9% 5.9% 5.9% Other Income 54.9 68.5 138.7 80.0 80.0 80.0 80.0 80.0 80.0 80.0 80.0 80.0 80.0 Interest Income (Net) 72.7 85.5 97.6 96.6 167.8 196.2 230.8 266.7 310.9 358.5 372.7 387.5 402.9 Net Income / (Loss) before Tax 693.6 492.0 577.2 635.5 836.5 982.6 1,105.7 1,188.0 1,270.9 1,355.4 1,407.6 1,461.9 1,518.3 Tax Expenses (116.1) (70.0) (121.5) (89.6) (117.9) (138.6) (155.9) (167.5) (179.2) (191.1) (198.5) (206.1) (214.1) Net Income / (Loss) 547.2 543.9 455.7 545.9 718.5 844.1 949.8 1,020.5 1,091.7 1,164.3 1,209.1 1,255.7 1,304.2 % Net margin 19.8% 17.8% 11.9% 9.4% 9.2% 8.2% 7.6% 7.1% 7.3% 7.5% 7.5% 7.5% 7.5% Non-controlling Interests (6.6) (1.5) 15.7 (191.1) (225.6) (257.2) (289.8) (304.2) (318.3) (330.9) (344.0) (357.6) (371.8) Net Income Attributable to Common Shareholders 540.7 542.4 471.4 354.8 492.9 586.9 660.0 716.2 773.4 833.4 865.1 898.1 932.4 % Net margin 19.5% 17.8% 12.3% 6.1% 6.3% 5.7% 5.3% 5.0% 5.2% 5.4% 5.3% 5.3% 5.3% Non-controlling Interests EBIT 433.4 511.6 583.1 657.2 689.9 721.7 750.3 780.0 811.0 843.1 % Attributable to non-controlling shareholders 49.0% 49.0% 49.0% 49.0% 49.0% 49.0% 49.0% 49.0% 49.0% 49.0% (3)

 Project PEAK Balance Sheet - 16 - Source: (1) Historical financial data provided by Management Summary Balance Sheet (as of December 31, 2014)(1) (in RMB million) As of December 31, 2014 As of December 31, 2014 Assets Liabilities and Stockholders' Equity Current assets Current liabilities Cash and cash equivalents 933.8 Accounts Payable 165.4 Restricted cash and time deposits 785.1 Short term bank loans 446.7 Short-term investments 1,680.2 Advance from customers 65.9 Accounts receivable, net 363.8 Salary and welfare payable 359.7 Due from related parties 7.4 Taxes payable 77.9 Prepayments and other assets 305.4 Accrued expenses and other liabilities 112.9 Deferred tax assets 42.7 Due to related parties 2.9 Total current assets 4,118.4 Deferred revenues 863.4 Deferred tax liabilities 108.5 Non current assets: Deferred government grants 1.4 Equity investments 799.8 Total current liabilities 2,204.7 Timd Deposits 56.2 Restricted time deposit 7.6 Non-current liabilities: Property, equipment, and software, net 1,309.4 Deferred revenues 35.7 Construction in progress 8.2 Deferred tax liabilities 20.4 Intangible assets, net 291.0 Total liabilities 2,260.8 Goodwill 479.7 Prepayments and other assets 59.1 Stockholders' Equity Deferred tax assets 0.1 Ordinary shares 0.2 Total assets 7,129.5 Additional Paid-in Capital 520.2 Statutory reserves 331.7 Accumulated other comprehensive loss (157.0) Retained Earnings 4,137.6 Non-controlling interests 36.03 4,868.8 Total Liabilities and Stockholders' Equity 7,129.5

華興資本 CHINA RENAISSANCE

Ownership Profile

Ownership Breakdown						
Shareholder	**Ordinary Shares**	**% of Total**	**% of Voting[2]**	**Class A Shares**	**Class B Shares**	**Options**
Management						
Mr. Michael Yufeng Chi	40,959,425	15.4%	56.0%	27,542,625	13,416,800	
Di He	2,128,570	0.8%	4.1%	2,128,570		
Management Total	**43,087,995**	**16.2%**	**60.1%**	**29,671,195**	**13,416,800**	
Institutional Investors						
Greenwoods Asset Management Limited	17,840,240	6.7%	3.5%		17,840,240	
Fosun International Limited	17,736,825	6.7%	3.4%		17,736,825	
Wellington Management Company	9,289,165	3.5%	1.8%		9,289,165	
Peak Renaissance Company Limited	9,004,635	3.4%	1.7%		9,004,635	
Prime Capital Management Company Limited	8,105,060	3.1%	1.6%		8,105,060	
Acadian Asset Management	7,690,965	2.9%	1.5%		7,690,965	
J.P. Morgan Asset Management Holdings	5,805,870	2.2%	1.1%		5,805,870	
Morgan Stanley	4,923,690	1.9%	1.0%		4,923,690	
Baron Capital Group	3,750,000	1.4%	0.7%		3,750,000	
Quoniam Asset Management	3,351,500	1.3%	0.6%		3,351,500	
Top 10 Institutional Investors	**87,497,950**	**33.0%**	**17.0%**		**87,497,950**	
Other Institutional Investors	48,596,070	18.3%	9.4%		48,596,070	
In-the-money Options Outstanding	16,362,965	6.2%	-			16,362,965
Public Investors	69,720,960	26.3%	13.5%		69,720,960	
Total Fully Diluted Shares[1]	**265,265,940**	**100.0%**	**100.0%**	**29,671,195**	**219,231,780**	**16,362,965**

Source: Capital IQ (as of Apr 23, 2015), Management

(1) Total fully diluted shares calculated based on 29,671,195 Class A ordinary shares (each is convertible into one Class B ordinary share at any time by the holder thereof) and 235,594,745 Class B ordinary shares (five ordinary shares represent one ADS) (both provided by Management as of Dec 31, 2014), and 16,362,965 in-the-money options (both vested and unvested, each represents one ordinary share) outstanding as of Jul 31, 2014 per Management

(2) Holders of Class A ordinary shares are entitled to 10 votes per share, while holders of Class B ordinary shares are entitled to one vote per share

CONFIDENTIAL: For the Special Committee's Use Only - 17 - Project PEAK

Project PEAK III. Valuation Analysis - 18 -

 Project PEAK 18.37 19.68 19.68 18.92 17.36 9.61 19.17 16.11 11.30 19.37 17.19 13.28 19.90 25.18 22.72 21.13 22.59 12.64 26.59 23.36 17.33 25.87 21.45 18.85 Terminal Growth Rate 1.3% - 3.3% Discount Rate 17.1% - 19.1% 1-Month Spot Prior 1-Week Spot Prior 1-Day Spot Prior 2015E EV / Adj. EBITDA 2015E P / E 2015E EV / Adj. EBITDA 2015E EV / Adj. EBIT 2015E P / E 2016E EV / Adj. EBITDA 2016E EV / Adj. EBIT 2016E P / E Reference Range Analysis - 19 - Source: Research reports, Capital IQ (as of Apr 23, 2015), Management Forecasts (1) The Draft Merger Agreement Implied Share Price/ADS (1st Quartile 3rd Quartile) (US$) Selected Precedent M&A Transactions Analysis Discounted Cash Flow Analysis Implied Share Price/ADS (US$) 8.00 14.00 32.00 Selected Premium Paid Analysis Offer Price(1): US$20.20/ADS Unaffected Price: US$15.76/ADS 20.00 Selected Public Trading Comparables Analysis 26.00

 Project PEAK Valuation Summary - 20 - Notes: (1) Multiples and percentage ranges (except for DCF) are based on the 1st quartile to 3rd quartile of the corresponding valuation analysis (2) Implied Equity Value Net Cash (US$587.5 million) + Non-controlling interests (US$5.8 million) = Implied Enterprise Value. Historical financials provided by Management (3) The Draft Merger Agreement (4) Management Forecasts (5) Adjusted to exclude EBIT attributable to non-controlling interests (for details please refer to page 25) based on Management Forecasts. Non-controlling interest is deducted to reach net income so the net income figures remain unadjusted (6) For detailed calculation of DCF discount rate and terminal growth rate please refer to Appendix (7) NM = not meaningful. Negative figure (8) Capital IQ (as of Apr 23, 2015) (1) (1)(2) (3) (4) (1) (5) (5) (6) (4) (5) (4) (5) (5) (7) (8) (8) (8) Offer (in US$ million, except per share data) Price Selected Public Trading Comparables Analysis 2016E P/E Net Income 79.5 8.9x - 12.6x 116.8 - 412.5 704.4 - 1,000.0 13.28 - 18.85 20.20 2016E EV/EBIT Adj. EBIT 54.5 6.1x - 10.2x 330.1 - 556.3 911.8 - 1,138.0 17.19 - 21.45 20.20 2016E EV/EBITDA Adj. EBITDA 95.1 4.7x - 8.3x 446.2 - 790.9 1,027.9 - 1,372.6 19.37 - 25.87 20.20 2015E P/E Net Income 57.3 10.5x - 16.1x 11.8 - 331.9 599.3 - 919.4 11.30 - 17.33 20.20 2015E EV/EBIT Adj. EBIT 39.8 6.9x - 16.5x 273.0 - 657.5 854.7 - 1,239.2 16.11 - 23.36 20.20 2015E EV/EBITDA Adj. EBITDA 75.4 5.8x - 11.0x 435.5 - 828.9 1,017.2 - 1,410.6 19.17 - 26.59 20.20 Selected Precedent M&A Transactions Analysis 2015E P/E Net Income 57.3 8.9x - 11.7x NM - 82.9 509.6 - 670.4 9.61 - 12.64 20.20 2015E EV/EBITDA Adj. EBITDA 75.4 4.5x - 8.2x 339.4 - 617.0 921.1 - 1,198.7 17.36 - 22.59 20.20 Selected Premium Paid Analysis 1-Day Spot Prior Share Price 15.76 20.1% - 34.1% 416.5 - 533.4 1,004.0 - 1,120.9 18.92 - 21.13 20.20 1-Week Spot Prior Share Price 15.83 24.3% - 43.5% 456.5 - 618.0 1,044.1 - 1,205.5 19.68 - 22.72 20.20 1-Month Spot Prior Share Price 16.27 20.9% - 54.8% 456.4 - 748.3 1,043.9 - 1,335.9 19.68 - 25.18 20.20 Discounted Cash Flow Analysis Terminal Growth Rate - 1.3% - 3.3% Discount Rate - 17.1% - 19.1% 18.37 - 19.90 20.20 Implied Price per Share 1st Quartile - 3rd Quartile Metrics 1,055.8 Implied Equity Value Implied Enterprise Value Multiple/Percentage Range 1st Quartile - 3rd Quartile 1st Quartile - 3rd Quartile 1st Quartile - 3rd Quartile 393.0 - - 474.1 974.7

Comparable Public Companies Trading Analysis

華興資本
CHINA RENAISSANCE

Trading Performance of Selected Public Companies(1)(2)(3)

Company	Ticker	Share Price (Local Currency)	Market Cap (US$mm)	Enterprise Value (US$mm)	EV / EBIT 2014A	EV / EBIT 2015E	EV / EBIT 2016E	EV / EBITDA 2014A	EV / EBITDA 2015E	EV / EBITDA 2016E	P / E (Non-GAAP) 2014A	P / E (Non-GAAP) 2015E	P / E (Non-GAAP) 2016E
Perfect World Co., Ltd.(4)	Nasdaq:PWRD	$ 18.26	$ 933.3	$ 351.6	6.4x	8.8x	6.4x	3.9x	4.7x	3.7x	12.3x	16.3x	11.7x
Online Game Comparables													
Shanda Games Limited	Nasdaq:GAME	$ 6.86	$ 1,854.6	$ 1,819.8	9.5x	6.0x	NA	7.8x	5.6x	NA	11.1x	8.3x	NA
Changyou.com Limited	Nasdaq:CYOU	$ 28.78	$ 1,495.9	$ 1,505.9	NM	11.2x	10.3x	19.9x	8.5x	7.7x	NM	9.5x	9.5x
IGG Inc.	SEHK:8002	HKD 6.87	$ 1,229.5	$ 1,048.7	15.2x	12.4x	10.9x	14.9x	11.7x	10.3x	19.2x	16.0x	13.4x
Feiyu Technology International Company Ltd.	SEHK:1022	HKD 3.91	$ 760.0	$ 671.2	29.1x	16.6x	NA	24.6x	15.1x	NA	28.4x	14.6x	7.4x
Boyaa Interactive International Limited	SEHK:434	HKD 8.21	$ 694.0	$ 469.2	10.4x	7.2x	5.9x	10.2x	6.3x	5.3x	17.2x	12.9x	11.4x
China Mobile Games and Entertainment Group	Nasdaq:CMGE	$ 21.80	$ 682.6	$ 619.0	17.6x	8.6x	6.7x	15.7x	6.8x	5.1x	18.6x	10.1x	8.2x
Linekong Interactive Co., Ltd.	SEHK:8267	HKD 14.00	$ 668.1	$ 492.8	NM	18.3x	9.8x	NM	NA	NA	NM	14.0x	10.4x
Ourgame International Holdings Limited	SEHK:6899	HKD 6.46	$ 652.7	$ 528.4	30.9x	16.5x	10.6x	26.6x	14.2x	10.1x	36.4x	20.7x	14.2x
BAIOO Family Interactive Limited	SEHK:2100	HKD 1.22	$ 442.1	$ 180.1	5.6x	5.5x	5.2x	5.4x	NA	NA	NM	11.8x	11.5x
iDreamSky Technology Limited	Nasdaq:DSKY	$ 9.77	$ 413.5	$ 266.7	NM	5.9x	4.0x	NM	5.5x	3.6x	NM	10.6x	6.8x
Forgame Holdings Limited	SEHK:484	HKD 17.70	$ 290.5	$ 122.1	NA	23.6x	6.7x	NM	8.9x	5.0x	NM	31.1x	16.6x
				1st Quartile	8.7x	6.9x	6.1x	7.8x	5.8x	4.7x	14.8x	10.5x	8.9x
				Mean	15.6x	11.7x	7.7x	14.3x	8.7x	6.3x	20.5x	14.7x	11.0x
				Median	12.8x	10.0x	6.7x	14.9x	7.7x	5.2x	18.6x	13.5x	11.4x
				3rd Quartile	20.5x	16.5x	10.2x	19.9x	11.0x	8.3x	23.8x	16.1x	12.6x

Source: Capital IQ (as of Apr 23, 2015), Management and Management Forecasts
(1) Consensus forecasts from Capital IQ
(2) NM = not meaningful. Negative multiples or multiples over 100x
(3) NA = not available
(4) Market Cap calculated based on fully diluted number of outstanding ADSs of 53,053,188 (each represents five ordinary shares) provided by Management, adjusted for payment to be made in connection with cancellation of certain options upon closing of the Merger. Cash adjustment please refer to Page 9 notes (4) and (5). 2014 financials provided by Management. 2015 and 2016 net income from Management Forecasts. 2015 and 2016 EBIT and EBITDA based on Management Forecasts and adjusted to exclude EBIT attributable to non-controlling interests (for details please refer to page 25) based on Management Forecasts. Non-controlling interest is deducted to reach net income so the net income figures remain unadjusted

CONFIDENTIAL: For the Special Committee's Use Only - 21 - Project PEAK

 Project PEAK Selected Premium Paid Analysis - 22 - Source: Capital IQ (as of Apr 23, 2015) (1) Includes announced going-private transactions since 2011 involving U.S.-listed Chinese companies Selected Premium Paid U.S.-Listed Chinese Companies Going-Private Transactions(1) Deal Size Offer Spot Share Price (LCY) Offer P remium (%) Date Announced Date Closed Target Financial Sponsor/Acquirer (US$ mn) % Acquired Price (LCY) -1 Day -1 Week -1 Month -1 Day -1 Week -1 Month Mar 02, 2015 Ongoing Jiayuan.com International Ltd. Management $ 70.3 66.7% $ 5.37 $ 4.64 $ 5.09 $ 4.46 15.7% 5.5% 20.4% Dec 31, 2014 Ongoing Perfect World Co., LTD Management 830.6 58.8% 20.00 15.91 15.68 16.94 25.7% 27.6% 18.1% Jan 27, 2014 Ongoing Shanda Games Limited Haitong Securities Co., Ltd. (SHSE:600837); Orient Finance Holdings (Hong Kong) Limited; Ningxia Zhongyin Cashmere International Group Co., Ltd. 453.9 23.8% 7.10 5.65 4.77 4.49 25.7% 48.8% 58.1% Dec 24, 2013 Jul 30, 2014 Noah Education Holdings Ltd. Management; Morgan S tanley Private Equity 41.7 40.7% 2.85 2.25 2.29 2.41 26.7% 24.5% 18.3% Nov 25, 2013 Jul 18, 2014 Giant Interactive Group, Inc. Management; Baring Private Equity Asia; Hony Capital 1,562.3 50.5% 12.00 10.13 9.39 9.24 18.5% 27.8% 29.9% Sep 30, 2013 Sep 24, 2014 Charm Communications Inc. CMC Capital Limited 190.6 45.0% 4.70 4.01 4.38 4.00 17.2% 7.3% 17.5% Jun 20, 2013 Apr 23, 2014 ChinaEdu Corporation Management 151.0 98.5% 7.00 5.84 5.99 5.95 19.9% 16.9% 17.6% Jun 06, 2013 Aug 29, 2014 iSoftStone Holdings Limited Management; ChinaAMC Capital 433.4 90.6% 5.69 4.84 4.57 4.18 17.6% 24.5% 36.1% May 20, 2013 Mar 27, 2014 Pactera Technology International Ltd. Management; Blackstone (NYSE:BX) 553.3 95.0% 7.30 5.26 5.12 5.64 38.8% 42.6% 29.4% Mar 12, 2013 Mar 28, 2014 Camelot Information Systems Inc. Management 76.5 80.4% 2.05 1.50 1.49 1.44 36.7% 37.6% 42.4% Mar 11, 2013 Dec 23, 2013 Simcere Pharmaceutical Group. Management; Hony Capital 214.6 43.3% 9.66 7.96 7.91 7.61 21.4% 22.1% 26.9% Nov 02, 2012 Apr 14, 2014 Trunkbow International Holdings, Ltd. Management 48.2 56.1% 1.46 1.19 1.18 1.14 22.7% 23.7% 28.1% Oct 15, 2012 Jul 03, 2014 Yongye International, Inc. Management; Abax Global Capital; Morgan S tanley Private Equity 515.1 75.6% 7.10 4.79 4.68 4.32 48.2% 51.7% 64.4% Oct 12, 2012 May 30, 2014 Ninetowns Internet Technology Group Management 56.2 73.2% 1.80 1.08 1.10 1.09 66.7% 63.6% 65.1% Oct 03, 2012 Jun 27, 2013 Feihe International, Inc. Morgan S tanley Private Equity 217.0 58.7% 7.40 6.10 5.70 6.11 21.3% 29.8% 21.1% Sep 26, 2012 Jul 05, 2013 7 Days Group Holdings Limited Management; Sequoia Capital China; The Carlyle Group 516.3 69.3% 12.70 10.57 9.15 9.23 20.2% 38.8% 37.6% Sep 12, 2012 May 30, 2013 3SBio Inc. Management; CITIC Private Equity 322.6 86.1% 15.00 11.59 11.20 11.23 29.4% 33.9% 33.6% Sep 07, 2012 Apr 09, 2013 Syswin Inc. Management 39.7 40.1% 2.05 1.60 1.40 1.20 28.1% 46.4% 70.8% Aug 13, 2012 Jul 30, 2013 LJ International Inc. FountainVest Partners 180.9 89.0% 2.00 1.61 1.59 1.63 24.2% 25.8% 22.7% Aug 13, 2012 Apr 29, 2013 Focus Media Holding Ltd. Management; CDH Investments; China Everbright; CITIC Capital; Fosun International; FountainVest; Carlyle 3,855.7 63.4% 27.50 23.38 21.08 19.49 17.6% 30.5% 41.1% Jul 06, 2012 Mar 28, 2013 ShangPharma Corporation TPG Capital 60.1 33.9% 9.00 6.88 6.81 6.06 30.8% 32.2% 48.5% May 21, 2012 Dec 28, 2012 Yucheng Technologies Limited Management 81.1 83.9% 3.90 3.08 3.11 3.04 26.6% 25.4% 28.3% May 09, 2012 Feb 07, 2013 China Nuokang Bio-Pharmaceutical Management 45.6 40.0% 5.80 3.70 3.65 3.64 56.8% 58.9% 59.3% Mar 27, 2012 Jun 27, 2013 Zhongpin, Inc. Management 827.6 82.5% 13.50 9.21 8.50 11.21 46.6% 58.8% 20.4% Feb 21, 2012 Jun 19, 2012 Alibaba.com Limited Management 2,353.8 27.0% 13.50 9.25 9.95 8.76 45.9% 35.7% 54.1% Feb 21, 2012 Jun 08, 2012 China TransInfo Technology Corp. SAIF Partners 183.4 75.1% 5.65 5.15 4.87 4.71 9.7% 16.0% 20.0% Jan 20, 2012 Jan 15, 2014 AsiaInfo-Linkage, Inc. CITIC Capital; CITIC PE; China Broadband Capital 890.0 93.6% 12.00 9.92 7.96 6.67 21.0% 50.8% 79.9% Nov 14, 2011 Apr 17, 2012 China GrenTech Corp. Ltd. Management 247.3 59.9% 3.15 2.56 2.72 2.01 23.0% 15.8% 56.7% Oct 17, 2011 Nov 22, 2011 Shanda Interactive Entertainment Ltd. Management 678.7 30.3% 41.35 33.48 32.37 35.42 23.5% 27.7% 16.7% Mar 25, 2011 Aug 15, 2011 Funtalk China Holdings Limited Management; ARC Capital Holdings Limited (AIM:ARCH); Arch Digital; Capital Ally Investments; GM Investment 99.2 22.9% 7.10 6.15 5.73 4.95 15.4% 23.9% 43.4% Mar 07, 2011 Nov 04, 2011 China Fire & Security Group, Inc. Bain Capital Private Equity 258.3 100.0% 9.00 6.26 5.75 5.73 43.8% 56.5% 57.1% Jan 31, 2011 Sep 16, 2011 China Security & Surveillance Technology Management 713.6 79.1% 6.50 4.88 4.82 5.28 33.2% 34.9% 23.1% 1st Quartile 20.1% 24.3% 20.9% Mean 28.7% 33.3% 37.7% Median 24.9% 30.1% 31.7% 3rd Quartile 34.1% 43.5% 54.8%

 Project PEAK Announced Deal Size Date Target/Issuer Buyers/Investors ($USDmm) % Sought FY0 EBITDA FY1 EBITDA FY0 FY1 4/3/2015 Shanda Games Limited (NasdaqGS:GAME) Ningxia Yilida Capital Investment Limited Partnership; Ningxia Zhongyincashmere International Group Co., Ltd.; Orient Hongtai (Hong Kong) Limited; Hao Ding International Limited; Ningxia Zhengjun Equity Investment Partnership Enterprise (Limited Partnership); 1453.0 75.7 6.5x 6.0x 8.8x 8.9x 1/11/2015 Shenzhen Taole Network Technology Co., Ltd. Baocheng Investment Co., Ltd. (SHSE:600892) 130.9 100.0 - - 18.8x 12.6x 1/2/2015 Perfect World Co., Ltd. (NasdaqGS:PWRD) - 952.0 58.9 9.4x 11.7x 17.3x 10.4x 12/30/2014 Forgame Holdings Limited (SEHK:484) Kongzhong Corp. (NasdaqGS:KZ) 52.0 22.9 1.7x 2.7x - NM 12/18/2014 Kingworld (Beijing) Technology Co., Ltd. SinoCom Software Group Limited (SEHK:299) 58.0 100.0 - - - 6.0x 12/11/2014 Shanghai JunMeng Network Technology Co., Ltd. Fuchun Communications Co., Ltd. (SZSE:300299) 158.3 100.0 - - 15.5x 11.8x 12/10/2014 Heroic Coronet Limited SinoCom Software Group Limited (SEHK:299) 39.6 100.0 - - - 4.1x 12/3/2014 Shanghai The Dream Network Technology Co. Ltd. Fuchun Communications Co., Ltd. (SZSE:300299) 146.3 100.0 - - 14.3x 10.9x 9/12/2014 Guangzhou Deepsea Software Development Co., Ltd. The Great Wall Group Co., Ltd. Guangdong (SZSE:300089) 120.6 100.0 - - 17.9x 10.5x 8/19/2014 DIANDIAN Interacitve (Beijing) Technology Ltd. Shanghai Zhongji Investment Holding Co., Ltd. (SHSE:600634) 960.0 100.0 - - 18.3x 11.2x 8/14/2014 Shanghai Douwan Network Technology Co., Ltd. Song Liao Automotive Co., Ltd. (SHSE:600715) 232.0 100.0 - - 14.2x 11.0x 7/23/2014 UT Game Zhejiang Great Southeast Co.,Limited (SZSE:002263) 90.7 100.0 - - 12.6x 9.7x 7/16/2014 Beijing WushenCentury Network Technology Co., Ltd Anhui Deli Household Glass Co., Ltd. (SZSE:002571) 149.9 100.0 - - 15.6x 12.0x 6/20/2014 KuniuGame Kaiser (China) Holding Co., Ltd (SZSE:002425) 120.5 100.0 - - 12.6x 10.0x 6/17/2014 Beijing Refeng Hudong Network Beijing Enlight Media Co., Ltd. (SZSE:300251) 55.4 51.0 - - 10.5x 8.1x 5/23/2014 EGLS Ltd Zhejiang Dragon Pipe Manufacturing Co., Ltd. (SZSE:002619) 400.0 100.0 - - 15.6x 7.6x 5/22/2014 Beijing Elex Technology Co., Ltd. Chinese Universe Publishing and Media Co.,Ltd. (SHSE:600373) 426.6 100.0 - - 17.7x 13.2x 5/20/2014 Shanghai Huorong Technology Co Ltd Talkweb Information System Co.,Ltd. (SZSE:002261) 129.9 90.0 - - 13.5x 10.4x Implied P /E Implied Enterprise Value Selected Precedent M&A Transactions - 23 - Announced M&A Transactions Chinese Gaming Companies(1) Source: Company filings, public information, Capital IQ (as of Apr 23, 2015) (1) Selection of announced M&A transactions of Chinese gaming companies with overall transaction value above US$20 million, percentage acquired over 20% with available multiples data from 2010 to 2015YTD (2) NM = not meaningful. Negative figure (3)

 Project PEAK Announced Deal Size Date Target/Issuer Buyers/Investors ($USDmm) % Sought FY0 EBITDA FY1 EBITDA FY0 FY1 4/8/2014 Shanghai Morefun Digital Technologies Co., Ltd. Shenzhen ZQGame Co.,Ltd. (SZSE:300052) 71.2 49.0 - - 11.3x 8.2x 4/3/2014 UUU9.Com Co. Shanghai Ace Co.,Ltd. (SHSE:600652) 190.0 100.0 - - 11.9x 9.9x 2/21/2014 Shenzhen FTX Technology Co., Ltd. Shenzhen Xinguodu Technology Co. Ltd. (SZSE:300130) 206.8 100.0 - - 16.4x 12.9x 1/27/2014 Shanda Games Limited (NasdaqGS:GAME) The Carlyle Group LP (NasdaqGS:CG); Shanda Interactive Entertainment Ltd.; FountainVest Partners; Primavera Capital Group 440.2 23.8 6.1x 4.5x 7.0x 7.2x 11/25/2013 Giant Interactive Group, Inc. Baring Private Equity Asia; Hony Capital (Beijing) Co., Ltd. 1562.3 50.5 9.5x 8.2x 14.2x 11.4x 10/16/2013 Shang Game Co., Ltd. Ourpalm Co.,Ltd 133.5 70.0 - - 6.7x 5.3x 10/10/2013 Shanghai 37wan Network and Technology Co., Ltd. Wuhu Shunrong Sanqi Interactive Entertainment Network Technology Co., Ltd. (SZSE:002555) 861.0 60.0 - - 24.5x 17.9x 8/26/2013 Beijing Magic Universe Network Co Ltd Tangel Publishing Co., Ltd. (SZSE:300148) 382.0 100.0 - - 27.7x 19.9x 7/22/2013 Beijing Playcrab Technology Co., Ltd. Ourpalm Co.,Ltd 284.9 100.0 - - 11.1x 8.9x 7/22/2013 Guangzhou Yin Han Technology Company Limited Huayi Brothers Media Corporation (SZSE:300027) 108.2 50.9 - - 12.0x 9.2x 2/5/2013 Dovo Technology, Inc. Ourpalm Co.,Ltd 234.7 100.0 - - 14.3x 10.8x 10/25/2012 Beijing Manyougu Information Technology Co., Ltd Chengdu B-ray Media Co.,Ltd. (SHSE:600880) 165.9 70.0 - - 12.5x 9.5x 4/10/2012 Digital Entertainment International Ltd. FAB Universal Corporation (OTCPK:FABU) 53.4 100.0 - - 3.5x - 4/9/2012 Hangzhou Bianfeng Network Technology Co., Ltd. and Shanghai Haofang Online Information Technology Co., Ltd. Zhejiang Daily Media Group Co.,Ltd. (SHSE:600633) 500.1 100.0 - - 15.0x 12.3x 1st Quartile 6.1x 4.5x 11.9x 8.9x Mean 6.7x 6.8x 14.8x 10.9x Median 7.8x 6.3x 14.3x 10.8x 3rd Quartile 9.4x 8.2x 16.4x 11.7x Implied P /E Implied Enterprise Value Selected Precedent M&A - 24 - Announced M&A Transactions Chinese Gaming Companies(1) Source: Company filings, public information, Capital IQ (as of Apr 23, 2015) (1) Selection of announced M&A transactions of Chinese gaming companies with overall transaction value above US$20 million, percentage acquired over 20% with available multiples data from 2010 to 2015YTD

 Project PEAK Discounted Cash Flow Analysis - 25 - Discounted Cash Flow Implied Enterprise Value(3) (in US$ million) Implied Equity Value(3) (in US$ million) Net Debt(4) Source: Management Forecasts (1) -controlling interests according to Management Forecasts (2) 10.0% withholding tax rate according to Management Forecasts (3) For detailed calculation of DCF discount rate and terminal growth rate please refer to Appendix (4) Debt according to historical financials as of Dec 31, 2014 per Management, adjusted cash and cash equivalents including cash and cash equivalents, restricted cash and time deposits, short-term investments, time deposits (non-current assets), restricted time deposit (non-current assets) and equity investments adjusted for withholding tax and non-controlling interests as of Dec 31, 2014 per Management (1) Net Debt (in US$ million) (587.5) (587.5) (587.5) (587.5) (587.5) (2) - 17.1% 17.6% 18.1% 18.6% 19.1% 1.3% 452.3 436.0 420.8 406.5 393.0 1.8% 457.2 440.5 424.8 410.1 396.3 2.3% 462.5 445.2 429.1 414.0 399.8 2.8% 468.1 450.3 433.7 418.1 403.6 3.3% 474.1 455.7 438.5 422.5 407.5 Discount Rate Terminal Growth Rate - 17.1% 17.6% 18.1% 18.6% 19.1% 1.3% 1,034.0 1,017.8 1,002.5 988.2 974.7 1.8% 1,038.9 1,022.2 1,006.5 991.8 978.0 2.3% 1,044.2 1,026.9 1,010.8 995.7 981.6 2.8% 1,049.8 1,032.0 1,015.4 999.8 985.3 3.3% 1,055.8 1,037.4 1,020.2 1,004.2 989.2 Terminal Growth Rate Discount Rate (in RMB million) 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E EBIT 459.0 588.7 706.5 794.9 841.2 880.0 916.9 954.9 994.4 1035.4 Less: EBIT attributable to Non-controlling Interests 212.4 250.7 285.7 322.0 338.0 353.6 367.7 382.2 397.4 413.1 Adj. EBIT 246.6 338.0 420.7 472.9 503.2 526.4 549.2 572.6 597.0 622.3 Add: Other Income 80.0 80.0 80.0 80.0 80.0 80.0 80.0 80.0 80.0 80.0 Less: Adj. Tax Expenses 54.8 69.2 82.3 91.2 96.1 100.0 103.8 107.7 111.7 116.0 NOPAT 271.9 348.8 418.4 461.7 487.1 506.4 525.4 544.9 565.2 586.3 Add: D&A (incl. Royalty & Licensing) 220.8 251.6 280.8 324.9 403.2 496.2 590.6 614.0 638.3 663.6 Add: (Increase) / Decrease in Working Capital 238.4 146.6 167.9 137.1 123.2 72.1 120.6 125.4 130.4 135.5 Less: CAPEX 353.6 364.9 472.8 521.5 605.3 528.6 589.3 635.4 660.6 686.8 Less: Witholding Tax 35.5 49.3 58.7 66.0 71.6 77.3 83.3 86.5 89.8 93.2 Unlevered Free Cash Flow 341.9 332.8 335.6 336.1 336.7 468.7 563.9 562.4 583.5 605.5

Project PEAK IV. Appendix - 26 -

Weighted Average Cost of Capital Calculation and Terminal Growth Rate

華興資本
China Renaissance

Weighted Average Cost of Capital Calculation	
Cost of Equity (K_e)	
Risk Free Rate (10Yr China Government Treasury)[1]	3.77%
Equity Risk Premium (China)[2]	8.0%
Country Risk Premium (China)[2]	2.2%
Levered Beta[3]	1.50x
K_e	**19.1%**
After Tax Cost of Debt (K_d)	
Pre-Tax K_d (1Yr Shibor)[4]	4.78%
Tax Rate[5]	25.0%
K_d	**3.6%**
Weighted Average Cost of Capital (WACC)	
Weighted Cost of Equity[6]	19.1%
Weighted Cost of Debt[6]	0.0%
WACC	**19.1%**

Terminal Growth Rate[7]

Company	Research Report	Terminal Growth Rate
Changyou	BNP Paribas	0.0%
	HSBC	5.0%
	Morgan Stanley	3.0%
iDreamsky	J.P. Morgan	1.0%
Forgame	Morgan Stanley	3.0%
Boyaa	China Merchants Securities	1.0%
Perfect World	Morgan Stanley	3.0%
Average		**2.3%**

Sources and notes:
(1) 10 year China Government Treasury yield per Ministry of Finance of the PRC as of Mar 29, 2015
(2) Per Country Default Spreads and Risk Premiums by Aswath Damodaran, Jan 2015
(3) Based on selected public companies beta per Bloomberg as of Apr 23, 2015
(4) One year Shanghai Interbank Offered Rate per China Foreign Exchange Trade System as of Apr 23, 2015
(5) China domestic corporate income tax rate of 25.0%
(6) Target debt to capitalization of 0% per Management
(7) Selected most recent broker research reports on Chinese gaming companies with available terminal growth rate data

CONFIDENTIAL: For the Special Committee's Use Only
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Project PEAK